Exhibit 24.2

LIMITED POWER OF ATTORNEY

The undersigned, Andreas Hadjimichael, hereby appoints Shalom Leaf as his attorney-in-fact (i) for and on behalf of the undersigned, including, without limitation, in my current or future capacity as a director and, if applicable, as an officer of Chione Limited (the “Company”), and (ii) for and on behalf of the Company, in each case, in respect of (A) any current or future direct or indirect beneficial ownership of, or pecuniary interest in (whether or not such beneficial ownership or pecuniary interest is disclaimed), securities of Sera Prognostics, Inc., including any successor entity (“SPI”), and (B) any other status or transaction of or involving the undersigned and/or the Company requiring any filing or report pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder or applicable thereto (the “Exchange Act”) in respect of such securities, including, without limitation, pursuant to Section 13 or 16 of the Exchange Act. Such appointment as attorney-in-fact shall include, without limitation, the power and authority:

1.	to execute and file a Form ID on behalf of the undersigned and/or the Company and otherwise to secure any codes required in order for the undersigned and/or the Company to be able to file with the U.S. Securities and Exchange Commission’s Edgar system;

2.	to execute and file any Form 3, Form 4, or Form 5, Schedule 13G or 13D, any amendments to any such Form or Schedule, and any filing agreements related to securities of SPI on behalf of the undersigned and/or the Company;

3.	to seek and obtain information on behalf of, and as the representative of the undersigned and/or the Company, from any and all persons, including, without limitation, representatives of the Company and SPI, in connection with the foregoing; and

4.	to do and perform any and all acts and things, including, without limitation, to execute, submit and file such agreements, instruments, forms and other documents, to incur such expenses, as may be necessary or desirable, in the sole discretion of such attorney-in-fact, in connection with the foregoing, it being understood that the documents executed by such attorney-in-fact pursuant to this Limited Power of Attorney shall be in such form and shall contain such information as such attorney-in-fact may approve in such attorney-in-fact’s sole discretion.

The undersigned acknowledges that said attorney-in-fact is not assuming any of my responsibilities to comply with the Exchange Act.

Said attorney-in-fact may (i) act in reliance upon the signature below; and (ii) assume that any person, whether as an individual or as a person who has been designated by the Company or SPI or any other person to give any written instructions, notice or receipt, or make any statements in connection with the foregoing matters (or any of them) has been duly authorized to do so.

Said attorney-in-fact shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures or instructions.

This Limited Power of Attorney will remain in effect until February 13, 2026 or until such earlier time as a written revocation of this Limited Power of Attorney is delivered to said attorney-in-fact at the then current address of Shalom Leaf.

The undersigned is signing this Limited Power of Attorney as of February 13, 2025.

/s/ Andreas Hadjimichael
Andreas Hadjimichael, individually, including in his capacity as an officer and/or director of the Company (as applicable), and on behalf of the Company